UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 17, 2013

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

American Tower Corporation (the “Company”) released information in response to a report published today, which contained inaccurate statements. While the Company disputes a number of statements in the report, the following information is being provided specifically in response to allegations with respect to the Company’s acquisition of certain communications sites in Brazil in 2011.

The Company completed the acquisition of a privately-held, independently operated tower company in Brazil, which included the purchase of 666 communications sites during the year ended December 31, 2011 for an aggregate purchase price of approximately BRL 974 million, or approximately $585 million.

To fund the acquisition, the Company’s Brazilian subsidiary, ATC do Brasil – Cessao de Infra-Estruturas Ltda., utilized cash on hand from a combination of intercompany loans and equity contributions from its parent, and cash from operations. The intercompany loans of BRL 554 million, or approximately $335 million are registered with the Central Bank of Brazil. In addition, the Company utilized equity contributions of BRL 303 million, or approximately $184 million which are also registered with the Central Bank of Brazil. The remainder of the aggregate purchase price was cash from operations. The Company received documentation confirming the full payment of these funds to the seller.

The Company retained an internationally-recognized accounting firm to assist in the purchase price allocation of the acquisition. In addition, Deloitte & Touche LLP audited the Company’s financial statements for each of its last three fiscal years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION (Registrant)

Date: July 17, 2013	By:	/S/ THOMAS A. BARTLETT
Thomas A. Bartlett Executive Vice President, Chief Financial Officer and Treasurer